Exhibit 21

SUBSIDIARIES OF THE COMPANY

NAME	WHERE INCORPORATED	% OF SHARES OWNED

The Pep Boys Manny Moe & Jack of California 3111 W. Allegheny Avenue Philadelphia, PA 19132	California	100%

Pep Boys - Manny, Moe & Jack of Delaware, Inc. 3111 W. Allegheny Avenue Philadelphia, PA 19132	Delaware	100%

Pep Boys - Manny, Moe & Jack of Puerto Rico, Inc. 3111 W. Allegheny Avenue Philadelphia, PA 19132	Delaware	100%

Colchester Insurance Company 7 Burlington Square Burlington, VT 05401	Vermont	100%

PBY Corporation Suite 946 1105 North Market Street Wilmington, DE 19899	Delaware	100%

Carrus Supply Corporation 1013 Centre Road Wilmington, DE 19805	Delaware	100%